Exhibit 4.9

MAVRIX, LLC

SECURED PROMISSORY NOTE

DUE April 25, 2025

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Thirty Million Dollars ($30,000,000.00)	New York, NY
April 25, 2013

FOR VALUE RECEIVED, Mavrix, LLC, a Delaware limited liability company (“Issuer”), promises to pay to the order of Massachusetts Mutual Life Insurance Company, a (together will all Note Holders, collectively, the “Payee”) or its registered assigns on or before April 25, 2025, the lesser of (x) THIRTY MILLION DOLLARS and (y) the unpaid principal amount of all Advances made by Payee or any Note Holders to Issuer under the Note Purchase Agreement referred to below.

This Note is issued pursuant to the terms of the Note Purchase Agreement dated as of April 25, 2013 by and between Issuer, Note Purchaser (such agreement as it may hereafter be amended, supplemented or otherwise modified from time to time, being the “Note Purchase Agreement”), and is entitled to the benefits of the Note Purchase Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which this Note was issued and is to be repaid. Capitalized terms used herein, unless otherwise specifically defined herein, shall have the meanings ascribed to them in the Note Purchase Agreement. This Note is secured pursuant to the terms of the Security Documents.

Issuer also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Note Purchase Agreement.  Deferred Base Interest accrued pursuant to Section 3.2(c) of the Note Purchase Agreement will also be due on the Maturity Date. Issuer shall make principal payments on this Note on the Quarterly Dates as specified in the Note Purchase Agreement and in an amount determined in accordance with the provisions thereof.

Interest shall be computed on the basis of the actual number of days elapsed based on a 360-day year. This Note shall mature on the Maturity Date, and on such date, or on any accelerated maturity, the full amount of principal then outstanding and all accrued and unpaid interest and Deferred Base Interests and premium thereon shall be due and payable. If any payment is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be included in the computation of interest payable on this Note.

This Note is subject to mandatory prepayment in accordance with the terms of Section 3.3 of the Note Purchase Agreement. This Note may not be voluntarily prepaid except as permitted by the terms of Section 3.3(c) and (d) of the Note Purchase Agreement.

All payments hereunder shall be made in lawful money of the United States of America in same day funds to Payee by crediting, before 12:00 p.m. (noon), New York time on the applicable Quarterly Date, through wire transfer, the account of payee identified on Schedule 3.6 of the Note Purchase Agreement in accordance with the instructions set forth therein, or such other account as shall be designated in writing by Payee for such purpose in accordance with the terms of the Note Purchase Agreement.

Upon the occurrence and continuation of an Event of Default, the unpaid balance of the principal amount of this Note along with all accrued and unpaid interest and Deferred Base Interest thereon, may become, or may be declared to be, due and payable in the manner, along with any applicable premium, upon the conditions and with the effect provided in the Note Purchase Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Note Purchase Agreement.

This Note is subject to restrictions on transfer or assignment as provided in Section 9.1 of the Note Purchase Agreement.

No reference herein to the Note Purchase Agreement and no provision of this Note or the Note Purchase Agreement shall alter or impair the obligations of Issuer, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times and in the currency prescribed herein and in the Note Purchase Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF ISSUER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Issuer promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in Section 9.1 of the Note Purchase Agreement, incurred in the collection and enforcement of this Note. Issuer and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

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IN WITNESS WHEREOF, Issuer has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

Mavrix, LLC

By:	/s/ Harrison S. Clay
Name:	Harrison S. Clay
Title:	President

Signature Page to Note